As filed with the Securities and Exchange Commission on February 12, 2021

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 _____________________

FORM S-8

 REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

  _____________________

SMART GLOBAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	3674	98-1013909
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	c/o Maples Corporate Services Limited P.O. Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands

(Address of Principal Executive Offices)

  _____________________

SMART Global Holdings, Inc. 2021 Inducement Plan

(Full Title of the Plan)

Bruce Goldberg

Vice President, Chief Legal Officer and Chief Compliance Officer

SMART Global Holdings, Inc.

c/o 39870 Eureka Drive

Newark, CA 94560

(Name and address of agent for service)

(510) 623-1231

(Telephone Number, Including Area Code, of Agents for Service)

    _____________________

With copies to:
Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 Telephone: (650) 752-2004 Facsimile: (650) 752-3604	Bruce Goldberg Vice President, Chief Legal Officer and Chief Compliance Officer SMART Global Holdings, Inc. c/o 39870 Eureka Drive Newark, CA 94560 Telephone: (510) 624-8159

   _____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Ordinary shares, $0.03 par value per share – SMART Global Holdings, Inc. 2021 Inducement Plan	2,000,000	$ 40.54 (2)	$ 81,070,000	$ 8,844.74
Total				$ 8,844.74
(1)	In the event of a stock split, stock dividend or similar transaction involving the Registrant’s ordinary shares, $0.03 par value per share, the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s ordinary shares on February 5, 2021.
(3)	Rounded up to the nearest cent.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by SMART Global Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)  The Company’s Annual Report on Form 10-K for the fiscal year ended August 28, 2020, filed on October 22, 2020, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)  The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 27, 2020, filed on January 5, 2021, which contains unaudited interim financial statements;

(c)  The Company’s Current Reports on Form 8-K filed on September 3, 2020, October 2, 2020, October 14, 2020, October 19, 2020, December 29, 2020, January 7, 2021, January 22, 2021 and February 2, 2021; and

(d)  The description of the Company’s capital stock which is contained in the Company’s Exchange Act Registration Statement on Form 8-A dated May 23, 2017, (Exchange Act File No. 001-38102) including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As the Company is a Cayman Islands exempted company, the laws of the Cayman Islands will be relevant to the provisions relating to indemnification of the Company’s directors and officers. Although the Companies Law does not specifically restrict a Cayman Islands exempted company’s ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain Commonwealth case law (which is likely to be persuasive in the Cayman Islands), however, indicates that the indemnification is generally permissible, unless there had been actual fraud, willful default or reckless disregard on the part of the director or officer in question.

The second amended and restated memorandum and articles of association of the Company provide that each of our directors or officers shall be indemnified out of our assets against any liability, including personal liability for breaches of fiduciary duty, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. No such person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such person.

The Company has also entered into indemnification agreements with its directors and executive officers under which the Company has agreed to indemnify each such person and hold him or her harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he or she has been made a party or in which he or she became involved by reason of the fact that he or she is or was the Company’s director or officer. Except with respect to expenses to be reimbursed by the Company in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions. These indemnification agreements are governed under Cayman Islands law.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
5.1*	Opinion of Maples and Calder

23.1*	Consent of Independent Registered Public Accounting Firm of SMART Global Holdings, Inc.

23.2*	Consent of Maples and Calder (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

99.1	SMART Global Holdings, Inc. 2021 Inducement Plan (1)

___________

*	Filed herewith.

(1)	Filed as Exhibit 99.1 to the Registrant’s Periodic Report on Form 8-K furnished on January 22, 2021 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, SMART Global Holdings, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on the 12th day of February, 2021.

SMART Global Holdings, Inc.

By:	/s/ Jack Pacheco
	Name:	Jack Pacheco
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of Mark Adams, Jack Pacheco and Bruce Goldberg as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable SMART Global Holdings, Inc. to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Mark Adams	Chief Executive Officer (Principal Executive Officer and Director)	2/12/2021
Mark Adams

/s/ Jack Pacheco	Chief Financial Officer (Principal Financial and Accounting Officer)	2/12/2021
Jack Pacheco

/s/ Ajay Shah	Executive Chairman of the Board of Directors	2/12/2021
Ajay Shah

/s/ Randy Furr	Director	2/12/2021
Randy Furr

/s/ Kenneth Hao	Director	2/12/2021
Kenneth Hao

/s/ Bryan Ingram	Director	2/12/2021
Bryan Ingram

/s/ Sandeep Nayyar	Director	2/12/2021
Sandeep Nayyar

/s/ Mukesh Patel	Director	2/12/2021
Mukesh Patel

/s/ Maximiliane Straub	Director	2/12/2021
Maximiliane Straub

/s/ Jason White	Director	2/12/2021
Jason White